For:	Alamo Group Inc.

Contact:	Dan E. Malone
Executive Vice President & CFO
830-372-9581

Financial Relations Board
Marilynn Meek
212-827-3773

ALAMO GROUP TO MOVE TO VIRTUAL-ONLY
ANNUAL MEETING OF STOCKHOLDERS FOR 2020

SEGUIN, Texas, March 30, 2020 -- Alamo Group Inc. (NYSE: ALG) today announced that due to public health concerns relating to the coronavirus (COVID-19) pandemic, the 2020 Annual Meeting of Stockholders will now be held solely by means of remote communication, in a virtual-only format. The previously announced date and time of the meeting (Thursday, May 7, 2020 at 9:00 a.m., CT) will not change. The new virtual-only meeting location will be at www.virtualshareholdermeeting.com/ALG2020 which link will become active on the day of the Annual Meeting.

Stockholders of record at the close of business on March 13, 2020, are invited to vote their shares at www.proxyvote.com using instructions provided with their proxy materials. Stockholders will have the opportunity to submit questions during the virtual event using the directions on the virtual website that day. All stockholders will need a control number to use the www.proxyvote.com website and to vote or ask questions; that control number can be found on proxy cards and voting instruction forms included with proxy materials.

About Alamo Group

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for infrastructure maintenance, agriculture and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,270 employees and operates 30 plants in North America, Europe, Australia and Brazil as of December 31, 2019. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, disease outbreaks such as COVID-19, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.